Exhibit 23.2

   To the Board of Directors of
     BeautiControl, Inc.



                       Consent of Independent Auditors


   We hereby consent to the incorporation by reference in the audit report of Ernst & Young LLP dated December 30, 1999 on the consolidated financial statements of BeautiControl, Inc. included in the Form 10K for the years ended November 30, 1999, 1998 and 1997 of our report dated December 15, 1998, with respect to the financial statements of BeautiControl Taiwan Inc., Taiwan Branch for the year ended November 30, 1998 and for the period from inception on August 15, 1997 to November 30, 1997.

   /s/ PricewaterhouseCoopers

   Taiwan, Republic of China
   February 24, 2000